Exhibit 10.29

ZP HOLDINGS, INC.

INDEPENDENT DIRECTOR AGREEMENT

(Kleanthis Xanthopoulos)

This Independent Director Agreement (this “Agreement”) dated as of March [    ], 2013 (the “Effective Date”), is made by and between ZP Holdings, Inc., a Delaware corporation (the “Company”), and Kleanthis G. Xanthopoulos, Ph.D. (the “Director”).

WHEREAS, the Company desires to engage the Director as a member of the Board of Directors of the Company (the “Board”) and the Director desires to serve as a member of the Board.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1. Services.

(a) The Company hereby retains the Director and the Director hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined in Section 12(j)) as the Company may request and as set forth in Schedule A (the “Services”).

(b) The Director agrees to make himself available to render the Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Director may deliver the Services over the telephone, in person or by written correspondence.

(c) The Company acknowledges that the Director has obligations to provide services to other Persons (collectively, “Other Clients”) and that the Director must take such obligations into account when scheduling meetings or calls with the Company. The Director acknowledges that the Company has the right to terminate this Agreement in accordance with Section 4 if the Director is not able satisfy the Company’s reasonable requests for meetings and calls.

(d) The Director agrees to devote his best efforts to performing the Services. The Director shall comply with all rules, procedures and standards promulgated and made known to the Director from time to time by the Company with regard to the Director’s access to and use of the Company’s property, information, equipment and facilities.

2. Compensation. The Company shall (i) pay the Director a consulting fee as provided in Schedule A, (ii) grant the Director an option to purchase shares of the common stock, $0.0001 par value per share, of the Company (“Common Stock”) as provided in Schedule A and (iii) reimburse the Director for business expenses as provided in Schedule A.

3. Independent Contractor. In furnishing the Services, the Director understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company (nor will the Director be an employee of Zosano Pharma, Inc., a

Delaware corporation and wholly owned subsidiary of the Company (“Zosano”), or of ZP Group LLC, a Delaware limited liability company and indirect subsidiary of the Company (the “LLC”; Zosano and the LLC are sometimes collectively referred to herein as the “Subsidiaries” and each as a “Subsidiary”)) and will not by reason of this Agreement or by reason of his Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s or any Subsidiary’s employee benefit or welfare plans. The Director also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. The Director shall not enter into any agreements or incur any obligations on behalf of the Company or any Subsidiary.

4. Term. The Director may terminate this Agreement at any time and for any reason or for no reason. The Company may terminate this Agreement by removing the Director as a director in accordance with the laws of the State of Delaware.

5. Exceptions to this Agreement. The Company acknowledges that (i) the Director is now or may become an employee, consultant or director of Other Clients, and (ii) the Director is now or may become a party to agreements with Other Clients relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Director represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Director. The Director will not (i) disclose to the Company or to any Subsidiary any information that he is required to keep secret pursuant to an existing confidentiality agreement with Other Clients or any other third party, (ii) use the funding, resources, facilities or inventions of Other Clients or any other third party to perform the Services, or (iii) perform the Services in any manner that would give Other Clients or any other third party rights to any intellectual property created in connection with the Services.

6. Confidential Information. While providing the Services to the Company and for five (5) years thereafter, the Director shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a Director or employee of the Company (including the Director) or of any Subsidiary or received by the Company from an outside source, which is in the possession of the Company or any Subsidiary (whether or not the property of the Company or such Subsidiary) and which is maintained in secrecy or confidence by the Company or such Subsidiary. Without limiting the generality of the foregoing, Confidential Information shall include:

(a) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b) the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or any Subsidiary.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company or any Subsidiary has voluntarily disclosed to the public without restriction, which has otherwise lawfully entered the public domain or which becomes available to the Director on a non-confidential basis from a third-party source that is entitled to disclose it to the Director.

The Director acknowledges that the Company and the Subsidiaries from time to time have in their respective possession information (including product and development plans and specifications) which is claimed by others to be proprietary and which the Company or the applicable Subsidiary has agreed to keep confidential. The Director agrees that all such information shall be Confidential Information for purposes of this Agreement.

The Director agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Director or others), shall be the sole property of the Company or the applicable Subsidiary, as the case may be.

7. Company Inventions. Director agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, products or formulas, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Director during the term of this Agreement, either alone or with others, and related to or arising out of: (i) the Field of Interest; (ii) the Services; or (iii) Confidential Information, whether or not conceived, developed, reduced to practice or made on the Company’s or any Subsidiary’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Inventions or Confidential Information, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Director agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company any and all copyrights, patents and other proprietary rights he may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8. Director’s Obligation to Keep Records. The Director shall make and maintain adequate and current written records of all Company Inventions, and shall disclose all Company

Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

9. Director’s Obligation to Cooperate. The Director will, during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which are reasonably necessary or advisable to secure the Company’s rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Director will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Director will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Director will further assist the Company as reasonably necessary to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Director incurred at the request of the Company under this Section 9 will promptly be reimbursed by the Company and that in the event that the Director is required to devote more than a de minimis amount of time to assisting the Company under this Section 9 subsequent to the term of this Agreement, the Director will be compensated by the Company at his then current per diem rate for Services.

10. Indemnification. The Company and the Director shall enter into an Indemnification Agreement providing for indemnification of the Director in his capacity as a director, to the maximum extent permissible under applicable law, such Indemnification Agreement to be in substantially the form provided to the Company’s other outside directors.

11. Nonsolicitation. During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, the Director shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company or any Subsidiary (or any other Person who may have been employed by, or may have been a consultant to, the Company or any Subsidiary during the term of this Agreement) to terminate his or her employment or relationship with the Company or such Subsidiary in order to become employed by or otherwise perform services for any other Person, or (ii) solicit, endeavor to entice away from the Company or any Subsidiary or otherwise interfere with the relationship of the Company or any Subsidiary with any Person who is, or was within the then-most recent 12-month period, a client or customer of the Company or any Subsidiary.

12. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This

Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

(f) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

ZP Holdings, Inc.

34790 Ardentech Court

Fremont, CA 94555

Attn: President and Chief Executive Officer

To the Director at the address set forth beneath his signature below.

(g) Remedies. The Director recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Director of his obligations set forth in Sections 6, 7, 8, 9, 11 and 12, and the Director therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement thereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h) Survival; Validity. Notwithstanding the termination of the Director’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Director’s covenants and obligations set forth in Sections 6, 7, 9, 11 and 12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 12(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i) Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j) Certain Definitions.

“Field of Interest” shall mean the discovery, development or commercialization of transdermal delivery technology.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

*****

IN WITNESS WHEREOF, the parties have caused this Independent Director Consulting Agreement to be executed as an agreement under seal as of the date first written above.

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
Name:	Vikram Lamba
Title:	Director, President and CEO

DIRECTOR:

/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.

Address:	c/o Regulus Therapeutics
3545 John Hopkins Ct., Suite 210
San Diego, CA 92121-1121
Fax No.:

Schedule A

1. Description of the Services. The Director shall:

(a) Serve as a member of the Board of Directors, including attendance at meetings of the Board of Directors. The Company’s Board of Directors currently meets approximately 12 times per year (with approximately four (4) of such meetings in person), however, this rate may vary as determined by the Board of Directors.

(b) Provide guidance on preclinical and clinical research and development plans, regulatory and commercialization strategy, competitive therapies and technologies, and business development. The Director and the Company will be flexible regarding these commitments in light of the Company’s needs and the Director’s other professional obligations and commitments.

2. Compensation.

(a) During the term of this Agreement, the Company shall pay the Director an annual consulting fee of $25,000, to be paid in monthly installments of $2,083.33 each, in arrears, with one such installment payable on the last day of each one-month period following the Effective Date.

(b) Promptly after the Effective Date, the Company shall grant to the Director, under the Company’s 2012 Stock Incentive Plan, a nonstatutory option (the “Option”) to purchase 113,207 shares of Common Stock (the “Option Shares”) at a purchase price per share equal to the fair market value of the Common Stock (as determined by the Board of Directors) on the date of the grant. The Option shall be subject to vesting requirements as follows: 2.0833% of the Option Shares shall vest on the first monthly anniversary of the Effective Date and an additional 2.0833% of the Option Shares shall vest at the end of each one-month period thereafter, so that 100% of the Option Shares shall be fully vested on the fourth anniversary of the Effective Date; provided, however, that 100% of the Option Shares shall become vested immediately prior to a Change in Control. For purposes hereof, “Change in Control” means (i) the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and Zosano, or (B) any merger, consolidation or other business combination that results in the holders of the outstanding voting securities of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the surviving entity immediately thereafter.

(c) The Director shall be reimbursed for all reasonable, appropriate or necessary travel and other out-of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company, including, without limitation, travel and lodging expenses incurred in traveling to and from the Company’s offices to render the Services and to attend meetings of the Board of Directors. In the event that the Director performs services on behalf of Other Clients during a trip in which he also provides Services on behalf of the Company, he shall equitably allocate the costs of such trip among the Company and such Other Clients.

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